UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

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Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

Primus Guaranty, Ltd.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Primus Guaranty, Ltd.
Clarendon House, 2 Church Street
Hamilton HM 11, Bermuda
Tel: 441-296-0519

United States Mailing Address:
c/o Primus Asset Management, Inc.
360 Madison Avenue, 23rd Floor
New York, New York 10017
Tel: 212-697-2227

March 24, 2005

Dear Shareholder,

You are cordially invited to attend the 2005 Annual General Meeting of Shareholders of Primus Guaranty, Ltd., which will be held on May 5, 2005 at 11:00 a.m., local time, at XL House, One Bermudiana Road, Hamilton, Bermuda.

Details of the business to be presented at the meeting can be found in the accompanying Notice of Annual General Meeting and Proxy Statement. Whether or not you are able to attend, it is important that your shares be represented at the meeting. Accordingly, we ask that you please complete, sign, date and return the enclosed proxy card at your earliest convenience.

On behalf of the Board of Directors and management of Primus, I extend our appreciation for your continued support.

Yours sincerely,
Thomas W. Jasper Chief Executive Officer

PRIMUS GUARANTY, LTD.

NOTICE OF 2005 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 5, 2005

NOTICE IS HEREBY GIVEN that the 2005 Annual General Meeting of Shareholders of Primus Guaranty, Ltd. will be held on May 5, 2005 at 11:00 a.m., local time, at XL House, One Bermudiana Road, Hamilton, Bermuda for the following purposes:

1.	To elect three Class III directors to hold office for three years and until their successors are elected and qualified;

2.	To appoint Ernst & Young LLP as the Company's independent auditors and to authorize the Audit Committee of the Board of Directors to set the auditors' remuneration; and

3.	To consider and act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

During the meeting, management also will present the Company's audited consolidated financial statements for the fiscal year ended December 31, 2004. Copies of the financial statements are contained in the Company's 2004 Annual Report to Shareholders and Annual Report on Form 10-K, which are being mailed to shareholders together with this proxy statement.

Only holders of record of the Company's common shares on March 21, 2005 are entitled to notice of, and to vote at, the Annual General Meeting and any adjournment or postponement thereof. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card to ensure that your common shares are represented at the meeting. Shareholders of record who attend the meeting may vote their common shares in person, even though they have sent in proxies.

By Order of the Board of Directors,
Scott H. Davis Secretary

March 24, 2005

PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. THE PROXY IS REVOCABLE AND IT WILL NOT BE USED IF YOU: GIVE WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF PRIMUS GUARANTY, LTD., CLARENDON HOUSE, 2 CHURCH STREET, HAMILTON HM 11, BERMUDA PRIOR TO THE VOTE TO BE TAKEN AT THE MEETING; SEND ANOTHER PROXY CARD WITH A LATER DATE; OR ATTEND AND VOTE AT THE MEETING.

PRIMUS GUARANTY, LTD.

PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS
to be held on Thursday, May 5, 2005

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Primus Guaranty, Ltd., a company organized under the laws of Bermuda, for use at the Company's Annual General Meeting of Shareholders to be held at XL House, One Bermudiana Road, Hamilton, Bermuda on Thursday, May 5, 2005 at 11:00 a.m., local time, and at any adjournments or postponements thereof.

The Notice of Annual General Meeting, this proxy statement and the enclosed form of proxy are first being sent or given to shareholders of the Company on or about March 25, 2005.

Purposes of Meeting

The purposes of the meeting are to consider and act upon the following matters:

1.	To elect three Class III directors to hold office for three years and until their successors are elected and qualified;

2.	To appoint Ernst & Young LLP as the Company's independent auditors and to authorize the Audit Committee of the Board of Directors to set the auditors' remuneration; and

3.	To consider and act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date

Only holders of record of the Company's common shares at the close of business on March 21, 2005 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. The Company's common shares are its only outstanding class of voting securities. Each common share entitles the holder of record thereof to one vote. As of March 21, 2005, there were 42,783,939 common shares outstanding.

How You Can Vote

Shareholders of record can vote in either one of the following ways:

•	by completing, signing and returning the enclosed proxy card; or

•	by attending the Annual General Meeting and voting in person.

Shareholders who hold their shares through a broker, bank or other nominee (in "street name") must vote their shares in accordance with the procedures prescribed by their broker, bank or other nominee. Shareholders who wish to vote using the enclosed proxy card should sign and return their signed proxies before the Annual General Meeting. The Company will vote their shares as they direct.

Shareholders can specify whether their shares should be voted for all, some or none of the nominees for director (Proposal One on the proxy card). They can also specify whether they approve, disapprove or abstain from the other proposals to be presented at the meeting.

If you do not specify on your proxy card how you want to vote your shares, the Company will vote them "FOR" the election of all nominees for director as set forth under Proposal One, "FOR" Proposal Two and, with respect to any other matters which may properly come before the Annual General Meeting or any adjournment or postponement thereof, at the discretion of the proxy holders.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised in any of the following ways:

•	by notifying the Company's Secretary in writing;

•	by submitting another proxy by mail that is received at a later date and that is properly signed; or

•	by voting in person at the meeting.

You may not revoke a proxy merely by attending the meeting. To revoke a proxy, you must take one of the actions described above.

Quorum and Required Votes

The presence, in person or by proxy, of two or more persons at the start of the meeting and representing, in person or by proxy, in excess of 50% of the total issued voting shares is necessary to constitute a quorum.

The affirmative vote of a majority of the common shares represented and voting at the Annual General Meeting is required for the election of directors, as well as the appointment of the Company's independent auditors and authorization of the Audit Committee of the Board of Directors to set the auditors' remuneration.

Abstentions are counted as "shares present" at the meeting for the purposes of determining whether a quorum exists. However, since abstentions are not votes cast in favor of or against any matter, they will not affect the outcome of the vote. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called "broker non-votes") are also considered "shares present," but also will not affect the outcome of any vote.

Solicitation

We have hired D.F. King & Co., Inc. to assist us in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $7,500, plus out-of-pocket expenses. Proxies will be solicited on behalf of the Board of Directors by mail, in person and by telephone. The Company will bear the cost of soliciting proxies. The Company will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold shares.

Audited Financial Statements

Under Bermuda law, audited financial statements must be presented to shareholders at an annual general meeting of shareholders. To fulfill this requirement, the Company will present at the Annual General Meeting audited consolidated financial statements for fiscal year 2004. Copies of the financial statements are contained in the Company's 2004 Annual Report to Shareholders and Annual Report on Form 10-K, which are being mailed to shareholders together with this proxy statement.

Other Matters to be Acted Upon

The Company does not know of any matters to be presented or acted upon at the meeting other than the items described in this proxy statement. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted at the discretion of the proxy holders.

Returning Your Proxy Card

Shareholders should complete and return the proxy card as soon as possible. In order to assure that your proxy is received in time to be voted at the meeting, the proxy card must be completed in accordance with the instructions on it and received at either of the addresses set forth below by the times (being local times) and dates specified:

In Bermuda:	In the United States:
by 5:00 p.m. on May 4, 2005 by hand or mail at:	by 8:00 a.m. on May 5, 2005 by mail at:
Primus Guaranty, Ltd.	Primus Guaranty, Ltd.
Clarendon House	c/o Mellon Investor Services LLC
2 Church Street	85 Challenger Road, 2nd Floor
Hamilton HM 11, Bermuda	Ridgefield Park, NJ 07660

If your common shares are held in street name, you should return your proxy card or voting instruction card in accordance with the instructions on that card or as provided by the bank, brokerage firm or other nominee that holds Company common shares on your behalf.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 21, 2005, the beneficial ownership of the Company's common shares by (i) each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding common shares of the Company, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table below and (iv) all directors, nominees and executive officers of the Company as a group:

Name	Number of Shares Beneficially Owned(1)	Percentage of Common Shares Outstanding as of March 21, 2005
Greater than 5% Shareholders:
XL Capital Ltd XL House One Bermudiana Road Hamilton HM 11, Bermuda	15,320,174	34.6	%(2)
Transamerica Life Insurance Company c/o AEGON USA Investment Management LLC 4333 Edgewood Road N.E. Cedar Rapids, Iowa 52499	5,584,376	13.0	%(3)
CalPERS/PCG Corporate Partners, LLC 1200 Prospect Street La Jolla, California 92037	5,582,585	13.0%
Radian Group Inc. 1601 Market Street Philadelphia, Pennsylvania 19103	4,744,506	11.1%
AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	2,195,840	5.1	%(4)
Non-Executive Directors:
Michael P. Esposito, Jr.	21,000	*	%(5)
Frank P. Filipps	1,791	*	%(6)
Duncan E. Goldie-Morrison	1,791	*	%(7)
Thomas J. Hartlage	0	*	%(8)
James K. Hunt	1,791	*	%(9)
Robert R. Lusardi	0	*	%
Jay H. Shidler	1,482,713	3.5	%(10)
John A. Ward, III	1,791	*	%(11)
Nominee:
Paul S. Giordano	0	*	%(12)
Executive Officers:
Thomas W. Jasper Chief Executive Officer & Director	599,689	1.4	%(13)
Richard Claiden Chief Financial Officer	35,471	*	%(14)
Zachary Snow General Counsel	121,083	*	%(15)
All directors, nominees and executive officers as a group (11 persons)	2,267,120	5.27%

*	Less than 1% of common shares outstanding.

(1)	The number shown reflects the number of common shares beneficially owned as of March 21, 2005 based on information furnished by the persons named, public filings and the Company's records. A person is deemed to be a beneficial owner of common shares if the person, either alone or with others, has the power to vote or to dispose of those common shares. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment authority with respect to the shares listed. To the extent indicated in the notes below, common shares beneficially owned by a person include common shares of which the person has the right to acquire beneficial ownership within 60 days after March 21, 2005. There were 42,783,939 of the Company's common shares outstanding as of March 21, 2005.

(2)	Includes 13,486,735 common shares owned by XL Insurance (Bermuda) Ltd, 418,693 common shares owned by XL Capital Principal Partners I, L.L.C. and warrants to purchase 1,414,746 common shares held by XL Insurance (Bermuda) Ltd. Such warrants are exercisable until March 14, 2007.

(3)	Includes 5,582,585 common shares owned by Transamerica Life Insurance Company and 1,791 deferred common shares issued to Mr. Hartlage deliverable upon the date Mr. Hartlage leaves the board. Consistent with Transamerica's corporate practice, Mr. Hartlage ceded beneficial ownership of such shares to his employer.

(4)	According to information contained in a filing with Securities and Exchange Commission (the "SEC") pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as of December 31, 2004 Alliance Capital Management L.P. ("Alliance") beneficially owned 1,969,280 common shares, of which they share voting power with respect to 793,110, and AXA Equitable Life Insurance Company ("AXA Equitable") beneficially owned 226,560 common shares. Each of Alliance and AXA Equitable are subsidiaries of AXA Financial, Inc., which is owned by AXA. AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (together the "AXA Group") as a group control AXA. According to the filing, each of the AXA Group and AXA expressly declared that such filing should not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by the filing. Additionally, the filing states that each of Alliance and AXA Equitable acquired the common shares solely for investment purposes, operates under independent management and makes independent voting and investment decisions.

(5)	Includes 21,000 common shares owned by Mr. Esposito. Excludes 13,486,735 common shares owned by XL Insurance (Bermuda) Ltd, 418,693 common shares owned by XL Capital Principal Partners I, L.L.C. and warrants to purchase 1,414,746 common shares held by XL Insurance (Bermuda) Ltd. as to which Mr. Esposito disclaims beneficial ownership.

(6)	Includes 1,791 deferred common shares deliverable upon the date Mr. Filipps leaves the board. Excludes 4,744,506 common shares held by Radian Group Inc. as to which Mr. Filipps disclaims beneficial ownership.

(7)	Includes 1,791 deferred common shares deliverable upon the date Mr. Goldie-Morrison leaves the board.

(8)	Excludes 5,582,585 common shares owned by Transamerica Life Insurance Company, as to which Mr. Hartlage disclaims beneficial ownership. Also excludes 1,791 deferred common shares deliverable upon the date Mr. Hartlage leaves the board, as to which Mr. Hartlage has advised us that, consistent with Transamerica's corporate practice, he has ceded beneficial ownership to his employer.

(9)	Includes 1,791 deferred common shares deliverable upon the date Mr. Hunt leaves the board.

(10)	Includes 971,171 common shares owned by Primus Capital Advisors, LLC, of which Mr. Shidler is Manager and 509,751 common shares owned by E.Capital Technologies, LLC, of which Mr. Shidler is Managing Member. Includes 1,791 deferred common shares that will be delivered to Mr. Shidler after May 5, 2005, the effective completion date of his service on the board.

(11)	Includes 1,791 deferred common shares deliverable upon the date Mr. Ward leaves the board.

(12)	Excludes 13,486,735 common shares owned by XL Insurance (Bermuda) Ltd, 418,693 common shares owned by XL Capital Principal Partners I, L.L.C. and warrants to purchase 1,414,746 common shares held by XL Insurance (Bermuda) Ltd. as to which Mr. Giordano disclaims beneficial ownership.

(13)	Includes 370,415 common shares, 125,000 common shares indirectly beneficially owned by Mr. Jasper as Trustee for the Thomas W. Jasper 2004 GRAT, 61,875 common shares which may be acquired upon the exercise of options and 42,399 restricted share units. Excludes 128,125 unvested options, 55,753 unvested restricted share units and 115,385 unvested performance common shares.

(14)	Includes 9,375 common shares which may be acquired upon the exercise of options and 26,096 restricted share units. Excludes 28,125 unvested options, 36,376 unvested restricted share units, and 29,750 unvested performance common shares.

(15)	Includes 28,125 common shares which may be acquired upon the exercise of options, 17,958 restricted share units and 75,000 restricted common shares. Excludes 40,625 unvested options, 23,114 unvested restricted share units and 29,750 unvested performance common shares.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines for the Company and the Board to ensure effective corporate governance. The Corporate Governance Guidelines are summarized below, and the full text of the Corporate Governance Guidelines, as well as the text of the charters of the Board committees, is posted on the Company's website at www.primusguaranty.com under the heading "Investor Relations—Corporate Governance." The Company will also provide a printed copy of the Corporate Governance Guidelines or any of the charters of the Board committees to shareholders upon request.

Board Organization

The Company's Board of Directors currently consists of nine members. The Company's Bye-laws provide for a staggered board of directors. The directors are divided into three classes. Each year one class of directors will stand for election for a term of three years. The current directors and their respective classes and terms are as follows:

•	Messrs. Michael P. Esposito, Jr., Duncan E. Goldie-Morrison and Thomas W. Jasper have been designated Class I directors whose terms will expire at the 2007 Annual General Meeting of Shareholders;

•	Messrs. Thomas J. Hartlage, Frank P. Filipps and James K. Hunt have been designated Class II directors whose terms will expire at the 2006 Annual General Meeting of Shareholders; and

•	Messrs. Robert Lusardi, Jay H. Shidler and John A. Ward, III have been designated Class III directors whose terms will expire at this year's Annual General Meeting of Shareholders. Messrs. Lusardi and Ward are standing for re-election (See "Proposal One—Election of Directors"). Paul S. Giordano has been nominated by the Board to succeed Jay Shidler.

The Board maintains four committees: the Audit Committee; the Compensation Committee; the Finance and Investment Committee; and the Nominating and Corporate Governance Committee. (See "Committees of the Board of Directors")

Corporate Governance Guidelines

The Company's Corporate Governance Guidelines, together with the charters of the various Board committees, provide a framework for the corporate governance of the Company. Among the core responsibilities of the Board of Directors are: to ensure that the Company operates in a legal, ethical and socially responsible manner; to select, evaluate and offer substantive advice and counsel to the Company's Chief Executive Officer; to review, approve and monitor fundamental financial and business strategies and major corporate actions; to oversee the Company's capital structure and financial policies and practices; to assess major risks facing the Company and review options for their mitigation; and to provide counsel and oversight on the selection, evaluation, development and compensation of executive officers.

The Board has determined that all of the Company's current and nominated directors, except Thomas W. Jasper, who is an employee of the Company, are independent under the standards set forth in the Company's Corporate Governance Guidelines and the listing standards of the New York Stock Exchange (the "NYSE"). However, the Board has determined that Michael P. Esposito and Paul S. Giordano are not independent with respect to the audit committee under the standards set forth by the SEC because of their affiliation with XL Capital Ltd, the Company's largest shareholder. The Corporate Governance Guidelines provide that credit default swaps and credit default swap portfolio engagements between a director's employer and its affiliates, affiliations with a significant (25% or more) shareholder of the Company and joint service with employees on the board of a not-for-profit corporation, do not impair a director's independence, except that affiliations with a significant shareholder do impair a director's independence with respect to service on the Audit Committee. Every director must seek the consent of the Nominating and Corporate Governance Committee and the Chairperson of the Board to confirm the absence of any actual or potential conflict prior to accepting any invitation to serve on another corporate or, in the case of employee directors, not-for-profit board of directors or with any government or advisory group.

The Corporate Governance Guidelines require that the non-employee directors of the Board meet in executive session at least once per year, without any management directors and any other members of the Company's management present, to (i) evaluate the Chief Executive Officer, (ii) review management succession planning and (iii) consider such other matters as they may deem appropriate. Mr. Esposito, the Chairman of our Board and Chairman of our Nominating and Corporate Governance Committee, presides at the executive sessions.

Under the Corporate Governance Guidelines, the Board must conduct an annual (i) self-evaluation of its performance and the performance of its individual members; and (2) evaluation of each of the Board committees' performance and the performance of individual members of such committees to determine whether the Board and its committees are functioning effectively. The Board's evaluation will be based, in part, on the Nominating and Corporate Governance Committee's evaluation of the Board and the self-evaluations conducted by each of the committees. The Company's directors have full access to management and corporate staff and are provided with an orientation program for new directors and continuing education for all directors.

The Board of Directors held five meetings during 2004. Each incumbent director attended 75% or more of the total number of meetings of the Board and the committees on which he served held during his period of service.

Shareholder Communications with Directors

Shareholders who wish to send communications on any topic to the Board or to the non-employee directors as a group, or to the presiding director, Mr. Esposito, may do so by writing to Primus Guaranty, Ltd. at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda. Alternatively, a shareholder may write to John Harvey, Governance Guidelines Compliance Officer, c/o Primus Asset Management, Inc., 360 Madison Avenue, 23rd Floor, New York, New York 10017 or via e-mail at jharvey@primusguaranty.com.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics, applicable to all employees and directors. The Code of Conduct covers various topics, including conflicts of interest, confidentiality of information and compliance with laws and regulations. A copy of the Company's Code of Business Conduct and Ethics is available at the Company's website located at www.primusguaranty.com under the heading "Investor Relations—Corporate Governance." The Company will also provide a printed copy to shareholders upon request.

PROPOSAL ONE – ELECTION OF THREE CLASS III DIRECTORS

Nominees for Election for Three-Year Terms Expiring in 2008

Paul S. Giordano serves as Chief Executive for Financial Products and Services and Executive Vice President of XL Capital Ltd (NYSE: XL), a provider of insurance and reinsurance coverage and financial products and services. Mr. Giordano was Executive Vice President, General Counsel and Secretary of XL from 1999 to 2004 and served as a director and/or officer of a number of XL affiliates. From 1997 to June 1999 he served as Senior Vice President, General Counsel and Secretary of XL. Mr. Giordano was an associate at the law firm of Clifford Chance from 1993 to 1996 and an associate at the law firm of Cleary, Gottlieb, Steen & Hamilton from 1990 to 1993. Mr. Giordano is 42 years old.

Robert R. Lusardi has been a director of the Company since March 2002. Mr. Lusardi is Executive Vice President of White Mountains Insurance Group, Ltd. (NYSE: WTM), a financial services firm. From 2000 to 2005, he served as Chief Executive for Financial Products and Services of XL Capital Ltd (NYSE: XL), a provider of insurance and reinsurance coverage and financial products and services. From 1998 until 2001, he also served as Chief Financial Officer of XL. Mr. Lusardi was an Executive Vice President of XL from 1998 to 2005 and served as a director and/or officer of a number of XL affiliates, including as general partner of XL Capital Principal Partners I, L.L.C. From 1980 until 1998, Mr. Lusardi was an investment banker at Lehman Brothers where he ultimately served as a Managing Director and headed the insurance and asset management investment banking practice. Mr. Lusardi is 48 years old.

John A. Ward, III has been a director of the Company since October 2004. Mr. Ward was the Chairman of the Board of Directors and Chief Executive Officer of American Express Bank from 1996 until 2000, and President of Travelers Cheque Group from 1997 until 2000. Mr. Ward joined American Express following a 27-year career at Chase Manhattan Bank, during which he held various senior posts in the United States, Europe and Japan. His last position at Chase was that of Chief Executive Officer of ChaseBankCard Services, which he held from 1993 until 1995. Presently, Mr. Ward serves as a director of Rewards Network Inc. (AMEX: IRN), a publicly traded loyalty and rewards marketing company, and Coactive Marketing Group, Inc. (NasdaqSC: CMKG), a publicly traded marketing, sales promotion and interactive media services and e-commerce provider company. From 2002 to 2004, Mr. Ward served as a director of Primus Financial Products, LLC, a subsidiary of the Company. Mr. Ward is 58 years old.

If elected as Class III directors, the terms of office of Paul S. Giordano, Robert R. Lusardi, and John A. Ward, III will expire in 2008. The other directors of the Company are not standing for election this year and continue in office for the remainder of their terms.

The Board recommends that shareholders vote FOR the election of the three nominees as Class III directors.

Directors Continuing in Office until 2007

Michael P. Esposito, Jr. has been the Chairman of the Company's Board of Directors since March 2002. He has been non-executive Chairman of the Board of Directors of XL Capital Ltd (NYSE: XL), a provider of insurance and reinsurance coverage and financial products and services, since 1995 and a director since 1986. Since 1995 he has served as a director of Forest City Enterprises, Inc. (NYSE: FCY), a real estate development and management firm and since 1997 as a director of Annuity and Life Re (Holdings), Ltd., an insurance company. Mr. Esposito served as Co-Chairman of the Board of Directors of Inter-Atlantic Capital Partners, Inc., an investment banking firm, from April 1995 to 2000, having previously served as Vice Chairman from 1994 to 1998. Mr. Esposito served as Executive Vice President and Chief Corporate Compliance, Control and Administration Officer of The Chase Manhattan Corporation from 1991 to 1995, having previously served as Executive Vice President and Chief Financial Officer from 1987 to 1991. Mr. Esposito is 65 years old.

Duncan E. Goldie-Morrison has been a director of the Company since October 2004. Mr. Goldie-Morrison is President of Ritchie Capital Management, a multi-strategy hedge fund in Geneva,

Illinois. Between 1993 and 2003, he was Managing Director, Head of Global Markets Group and Head of Asia at Bank of America. He was responsible for the origination, syndication, sales, trading and research components of the bank's debt businesses. He was also responsible for interest rate, credit and commodity derivatives and foreign exchange. Additionally, he managed the Company's businesses in Asia and Latin America. He was a member of Bank of America's Management Operating Committee, the Asset and Liability Committee and the Trading Risk Committee. Mr. Goldie-Morrison serves on the board of directors of ICAP, plc (London Stock Exchange: IAPL), a voice and electronic securities interdealer broker. Mr. Goldie-Morrison was an International Swaps and Derivatives Association, or ISDA, board member for four years and a board member and executive committee member of the Bond Market Association. He was also a member of Duke University's Capital Markets Center Advisory Board. Mr. Goldie-Morrison is 49 years old.

Thomas W. Jasper has been Chief Executive Officer of the Company since March 2001 and a director since March 2002. Mr. Jasper joined the Company in October 1999 as a consultant to assist in the Company's formation. Prior to joining the Company, Mr. Jasper served for 17 years as a key executive of Salomon Brothers Inc. and its successor, Salomon Smith Barney Holdings, Inc. In 1982, Mr. Jasper was one of the founders of Salomon's interest rate swap business. While at Salomon, in 1984 Mr. Jasper co-founded ISDA, served as one of its first Co-Chairman, and worked to establish ISDA as the world's preeminent swap association. Mr. Jasper became the Chief Operating Officer of Salomon's non-Japan Asian business in 1994. In 1997, after the acquisition of Salomon Brothers Inc. by The Travelers Group, Inc., Mr. Jasper created the Global Treasury business plan and structure for the merged firm. Mr. Jasper continued as the Global Treasurer of Salomon Smith Barney until late 1998. Mr. Jasper serves on the boards of directors of Phoenix House Foundation, the Wellspring Foundation and the executive board of the Cox School of Business at Southern Methodist University. Mr. Jasper is 56 years old.

Directors Continuing in Office until 2006

Frank P. Filipps has been a director of the Company since March 2002. In June 1999, he was elected Chairman and Chief Executive Officer of Radian Group Inc. (NYSE: RDN) and its principal subsidiary, Radian Guaranty, Inc. (collectively, Radian Group), which were formed through a merger of Amerin and Commonwealth Mortgage Assurance Company, or CMAC. Radian Group provides private mortgage insurance coverage on residential mortgage loans. From 1995 to 1999, he served as Chairman, President and Chief Executive Officer of CMAC. In 1995, he was elected President and a Director of CMAC Investment Corporation (NYSE: CMT), and in 1996, he was elected Chief Executive Officer of CMAC Investment Corporation. Mr. Filipps originally joined CMAC in 1992 as Senior Vice President and Chief Financial Officer and became Executive Vice President and Chief Operating Officer in 1994. He has been a director of Impac Mortgage Holdings, Inc. (NYSE: IMH), a mortgage real estate investment trust, since 1995. He has been a director of Radian Group since 1995. Mr. Filipps is 57 years old.

Thomas J. Hartlage has been a director of the Company since March 2002. Since 1990, Mr. Hartlage has been employed in a variety of capacities at subsidiaries of AEGON N.V. (NYSE: AEG), a publicly traded insurance company. At AEGON N.V. his responsibilities have included strategic planning and product and market development. Since 2001, he has been president of AEGON Structured Products, Inc., a unit of AEGON Institutional Markets focused on building and developing structured transaction business in the capital markets sector. Mr. Hartlage has more than 25 years of experience in the financial services sector. Mr. Hartlage is a chartered financial analyst (CFA). Mr. Hartlage is 53 years old.

James K. Hunt has been a director of the Company since October 2004. Mr. Hunt founded and has been Managing Partner of Bison Capital Asset Management, LLC, a private equity firm, since 2001. From 2001 to 2002, Mr. Hunt also served as an outside consultant to SunAmerica Investments, Inc., a company specializing in retirement savings solutions. From 1990 to 2000, he was employed by SunAmerica Inc. where he became President of SunAmerica Corporate Finance and Executive Vice President of SunAmerica Investments, Inc., which subsequently became a unit of AIG SunAmerica. During his tenure at SunAmerica, he was also President and Chief Executive Officer of the Anchor

Pathway Funds and SunAmerica Series Trust with assets exceeding $26 billion. Mr. Hunt serves on the board of directors of Falcon Financial Investment Trust (Nasdaq: FLCN), a specialty finance company focused solely on the business of originating and servicing loans to automotive dealers in the United States. From March 2002 to October 2004, Mr. Hunt served as a director of Primus Financial Products, LLC, a subsidiary of the Company. Mr. Hunt is 53 years old.

Committees of the Board

The Company's Board of Directors has the power to appoint committees to perform certain management and administration functions. The Company's Board of Directors currently has an Audit Committee, a Compensation Committee, a Finance and Investment Committee and a Nominating and Corporate Governance Committee. The Company believes that the members of the Audit, Compensation and Nominating and Corporate Governance Committees are "independent" directors under the standards applicable to members of those committees imposed by the regulations of the SEC for audit committees and the NYSE's listing standards for audit, compensation and nominating/corporate governance committees.

Audit Committee

The Audit Committee assists the Board in overseeing the integrity of the Company's financial statements, including its system of internal controls. The Audit Committee, on behalf of the Board of Directors, recommends to the shareholders the appointment and termination of an independent public accounting firm to be engaged to audit the Company's financial statements; discusses with the independent auditors their independence; reviews and discusses the audited financial statements with the independent auditors and management; and recommends to the Board of Directors whether the audited financials should be included in future Annual Reports on Form 10-K to be filed with the SEC. The Audit Committee consists of three members, all of whom are financially literate within the meaning of the NYSE's standards. Messrs. Goldie-Morrison, Hartlage and Ward (Chairman) are members of this committee. The Board has designated Mr. Ward as the audit committee's financial expert within the meaning of the SEC's rules and regulations. The Audit Committee held three meetings in 2004. The charter of the Audit Committee is attached to this proxy statement as Appendix A.

Compensation Committee

The Compensation Committee reviews and either approves, on behalf of the Board of Directors, or recommends to the Board of Directors for approval (1) the annual salaries and other compensation of the Company's executive officers and (2) individual share and option grants. The Compensation Committee also provides assistance and recommendations with respect to the Company's compensation policies and practices and assists with the administration of the Company's compensation plans. Messrs. Esposito, Filipps (Chairman) and Hunt are members of this committee. The Compensation Committee held four meetings in 2004.

Finance and Investment Committee

The Finance and Investment Committee reviews and either approves, on behalf of the Board of Directors, or recommends to the Board of Directors for approval, the Company's capital management policies including reviewing and recommending actions with respect to strategic investments, new business initiatives, and reviewing the Company's investment guidelines and performance. Messrs. Goldie-Morrison, Lusardi and Shidler are currently the members of this committee. After the Annual General Meeting, assuming election of the nominee Class III directors, the members of this committee will be Messrs. Giordano, Goldie-Morrison and Lusardi (Chairman). The Finance and Investment Committee held three meetings in 2004.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for the oversight of, and assists the Board of Directors in, developing and recommending corporate governance practices and selecting the director nominees to stand for election at annual meetings of the Company's shareholders. Messrs. Esposito (Chairman), Filipps and Hunt are the members of this committee. The Nominating and Corporate Governance Committee held two meetings in 2004.

Nomination of Directors

Any shareholder or the Board may propose any person for election as a director pursuant to the Company's Bye-laws. A shareholder who wishes to propose an individual for election as a director must provide written notice to the Company's Secretary of the intention to propose the nominee and such nominee's willingness to serve as a director. Notice must be given not less than 90 days before the anniversary of the last annual general meeting prior to the notice or not less than 10 days prior to the meeting at which directors are to be elected, whichever deadline occurs earlier. In addition, each notice must set forth as to each individual whom a shareholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of such individual, (ii) the principal occupation or employment of such individual, (iii) the number of shares of the Company which are beneficially owned by such individual and (iv) any other information relating to such individual that is required to be disclosed under the rules of the SEC applicable to solicitations of proxies with respect to nominees for election as directors. The shareholder proposing the nominee must provide (a) his or her name and address, as they appear on the register of shareholders of the Company, (b) the number of common shares which are beneficially owned by such shareholder and (c) the period of time such common shares have been owned.

The Nominating and Corporate Governance Committee seeks directors with demonstrated competence in the following areas: industry knowledge; capital markets; corporate credit; accounting and finance; business judgment; management; leadership; international markets; business strategy; crisis management; corporate governance; and risk management. The Nominating and Corporate Governance Committee also seeks members from diverse backgrounds so that the Board consists of directors with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company.

The new director nominee, Paul S. Giordano, was recommended by one of the shareholders of the Company. The other two nominees for director are all current members of the Board. In evaluating candidates for directors, the Nominating and Corporate Governance Committee uses the qualifications described above, and evaluates shareholder candidates in the same manner as candidates from all other sources.

Compensation of Directors

The Company compensates each of its non-employee directors in the following manner:

•	an annual award of common shares having a value of $30,000;

•	an annual retainer of $30,000, paid one-half in cash, one-half in deferred common shares;

•	a fee of $1,000 for attending each meeting of the Board of Directors or of a Board committee;

•	an additional annual retainer of $10,000 for the Chairman of the Audit Committee; and

•	an additional annual retainer of $5,000 for the Chairman of each other committee.

The common shares referred to above will be fully vested when awarded, although such common shares will not be issued to the director until the director leaves the board. The Company promptly reimburses all directors for reasonable expenses incurred to attend meetings of the Board of Directors or of Board committees.

The Company has been advised by Mr. Hartlage that, consistent with his employer's corporate practice, Mr. Hartlage has and will continue to cede any compensation paid to him as a director to his employer. Messrs. Esposito and Lusardi waived their compensation for 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who beneficially own more than ten percent of the Company's common shares to file reports of ownership and changes in ownership of such common shares with the SEC and NYSE. These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, the Company's administrative staff assists the Company's executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on the Company's review of the copies of such forms it has received, as well as information provided and representations made by the reporting persons, the Company believes that all of its executive officers and directors and the beneficial owners of more than ten percent of its common shares have complied with Section 16(a) during the Company's fiscal year ended December 31, 2004, except for the reporting of the beneficial ownership of Mr. Esposito and XL Capital Ltd, due on September 29, 2004, that was reported late on Form 3 on September 30, 2004 and the reporting of options granted to Messrs. Jasper, Claiden and Snow on October 5, 2004, that was reported late on Forms 4 on February 17, 2005.

EXECUTIVE OFFICERS

In addition to Mr. Jasper, the Company's Chief Executive Officer whose biographical information is set forth above, the executive officers of the Company are:

Richard Claiden has been the Company's Chief Financial Officer since October 2003. From 2000 to October 2003, Mr. Claiden was a Managing Director and from 2001 to 2003 Head of Operational Risk in the investment banking division of JPMorgan Chase. From 1994 to 1999, Mr. Claiden held various executive positions at the Canadian Imperial Bank of Commerce. Mr. Claiden is 53 years old.

Zachary Snow has been the Company's General Counsel since May 2002. Prior to joining the Company, Mr. Snow served for three years as Executive Vice President and General Counsel of Bridge Information Systems, and for one year was also co-Chief Executive Officer during Bridge's reorganization proceedings under Chapter 11. Prior to that, Mr. Snow served for nineteen years (from 1979 to 1999) in the legal department of Salomon Brothers Inc and its successor, Salomon Smith Barney, Inc., becoming a managing director in 1990 and head of the United States legal department in 1993. While employed by Salomon, Mr. Snow served as Chairman of the Fixed Income Committee of the National Association of Securities Dealers Regulation, Inc., as Chairman of the Derivative Products Committee of the Securities Industry Association and as a director of ISDA. Mr. Snow is 53 years old.

Executive Officer Compensation

Summary Compensation Table

The table below presents the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the periods shown for the Company's Chief Executive Officer and the two other executive officers of the Company. These three officers are referred to as the "named executive officers". All dollar amounts are in United States dollars.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
					Awards		Payout
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Share Award(s) ($) [1]	Securities Underlying Options/ SARs (#) [2]	LTIP Payouts ($)	All Other Compensation ($)
Thomas W. Jasper	2004	500,000	950,000	—	2,058,257	78,750	—	—
Chief Executive Officer	2003	450,000	781,395	—	358,526	61,250	—	—
Richard Claiden	2004	250,000	385,000	—	594,669	18,750	—	—
Chief Financial Officer	2003	48,526	50,000	—	368,060	18,750	—	—
Zachary Snow	2004	350,000	395,500	—	599,163	18,750	—	—
General Counsel	2003	316,667	325,500	—	139,466	25,000	—

[1]	Amounts set forth in the restricted share award column represent the grant date value of time based restricted stock granted to Messrs. Jasper, Claiden and Snow. There are three components of the restricted share awards: (a) share bonus, (b) 2004-2006 performance share awards and (c) 2005-2007 performance share awards. Share bonus awards are in the form of restricted shares that vest ratably on the first three anniversaries of the award date (February 15, 2005 for the 2004 award and February 15, 2004 for the 2003 award). The amount included is the value of the total shares awarded at the award date ($16.05 for the 2004 award and $9.76 for the 2003 award). The value of the share bonus awards held by the named executive officers is as follows: Mr. Jasper–$407,140 for 2004 and $358,526 for 2003; Mr. Claiden–$164,994 for 2004 and $368,060 for 2003, which includes an award of 50,000 restricted shares valued at $6.93 per share, vest ratably on the first three anniversaries of October 23, 2003, the date of commencement of his employment; Mr. Snow–$169,488 for 2004 and $139,466 for 2003. 2004-2006 performance share awards vest at the end of 2006 only if specified performance goals for the Company are met for that three-year period. The number of shares that will be distributed can be 0-150% of the amount of the award, depending on actual performance. The amount included is the value, at the initial public offering price of $13.50 per share, of the number of shares that will be distributed if the target performance is met. The value of the 2004-2006 performance shares awarded for 2004 and held by the named executive officers is as follows: Mr. Jasper–$1,063,125; Mr. Claiden–$253,125; Mr. Snow–$253,125. There were no 2004-2006 performance shares awarded in 2003. 2005-2007 performance share awards vest at the end of 2007 only if specified performance goals for the Company are met for that three-year period. The number of shares that will be distributed can be 0-150% of the amount of the award, depending on actual performance. The amount included is the value, at a February 2005 price of $16.05 per share, of the number of shares that will be distributed if the target performance is met. The value of the 2005-2007 performance shares awarded for 2004 and held by the named executive officers is as follows: Mr. Jasper–$587,992; Mr. Claiden–$176,550; Mr. Snow–$176,550. There were no 2005-2007 performance shares awarded in 2003.

[2]	The amount shown is the number of shares underlying the option awards. The 2004 options have an exercise price of $13.50 per share and vest ratably on the first four anniversaries of October 5, 2004, the award date. The 2003 options have an exercise price of $9.76 and vest ratably on the first four anniversaries of February 15, 2004, the award date.

Option Grants in Last Fiscal Year

The following table shows all grants of options to the named executive officers for fiscal 2004 under the Company's stock incentive plans and the value of such options held by such executive officers as of December 31, 2004:

	Individual Grants
Name	Number of Securities Underlying Options Granted [1]	Percent of Total Options Granted to Employees During the Fiscal Year Ended December 31, 2004	Exercise Price Per Share ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term
					5% ($)	10% ($)
Thomas W. Jasper	78,750	30.4%	$13.50	10/5/11	$432,799	$1,008,605
Richard Claiden	18,750	7.2%	$13.50	10/5/11	$103,047	$240,144
Zachary Snow	18,750	7.2%	$13.50	10/5/11	$103,047	$240,144

[1] The options vest over a four-year period in four equal annual installments beginning in 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Shown below is information with respect to aggregate option exercises by the named executive officers in the fiscal year ended December 31, 2004 and with respect to unexercised options held by them at December 31, 2004:

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004 ($) [1]
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas W. Jasper.	—	—	61,875	128,125	$498,481	$607,894
Richard Claiden.	—	—	9,375	28,125	$62,156	$116,344
Zachary Snow	—	—	28,125	40,625	$230,593	$225,694

[1]	The value of in-the-money options was calculated using the actual strike prices of each grant versus the market price ($16.39) of the Company's common shares at December 31, 2004.

Share Option and Other Benefit Plans

2004 Stock Incentive Plan

On April 6, 2004, the Company adopted a new 2004 Stock Incentive Plan (the "2004 Plan") to replace the Company's Stock Incentive Plan (the "Incentive Plan"). Awards previously granted under the Incentive Plan will remain outstanding in accordance with their terms. The 2004 Plan generally is to be administered by the Compensation Committee of the Board of Directors, except that the full Board may act at any time to administer the plan, and authority to administer any aspect of the 2004 Plan may be delegated to the Chief Executive Officer or any other person. The 2004 Plan allows the Compensation Committee, as the plan administrator, to grant awards of common shares or the right to receive or purchase common shares (including options to purchase shares, restricted shares and share units, bonus shares, performance shares, and share appreciation rights) to Company employees, directors or other persons or entities providing significant services to the Company or its subsidiaries, and further provides the plan administrator the authority to reprice outstanding share options or other awards. The actual terms of an award, including the number of common shares relating to the award, any exercise or purchase price, any vesting, forfeiture or transfer restrictions, the time or times of exercisability for, or delivery of, common shares, are to be determined by the plan administrator and set forth in a written award agreement with the participant.

The aggregate number of common shares for which awards may be granted under the 2004 Plan cannot exceed 12% of the number of common shares issued and outstanding at the time any award is granted. Awards made under the 2004 Plan that have been forfeited (including by repurchase of common shares subject to an award for the price, if any, paid to the Company for such common shares, or for their par value), cancelled or expired, will not be treated as having been granted for purposes of the preceding sentence. Unless otherwise provided in an award agreement, all unvested awards become fully vested, and all performance conditions will lapse, upon a termination of the grantee's employment by reason of the grantee's death, disability or retirement, except that certain performance-based awards will only vest based on the number of days completed in the applicable performance period (as of the date of termination).

The 2004 Plan permits the plan administrator to make an equitable adjustment to the number, kind and exercise price per share of awards in the event of the Company's recapitalization, reorganization, merger, spin-off, share exchange, dividend of common shares, liquidation, dissolution or other similar transaction or events. In addition the plan administrator may make adjustments in the terms and conditions of any awards in recognition of any unusual or nonrecurring events. The Board of Directors may, at any time, alter, amend, suspend or discontinue the 2004 Plan. The 2004 Plan will automatically terminate ten years after it has been most recently approved by the Company's shareholders.

Annual Performance Bonus Plan

The Company's Annual Performance Bonus Plan (the "Bonus Plan") is maintained in order to tie a portion of each participant's compensation to the Company's financial success and to attract, retain and motivate persons of outstanding ability to exert their best efforts on the Company's behalf. Mr. Jasper has been designated by the Board of Directors as plan administrator and in general (except where the Compensation Committee has retained discretion) has sole discretion, power and authority to interpret and administer the Bonus Plan.

The Bonus Plan provides that each year the Company's Chief Executive Officer will identify the Bonus Plan participants and specify the target bonuses for each participant. Participants who are designated by the Chief Executive Officer as "key executives" will generally have target bonuses that average 1.25 times salary. For all other participants, target bonuses will generally average 0.75 times salary. Key executives will be guaranteed a minimum bonus, typically 0.5 times salary, and their bonuses will be capped, typically at two times salary. Target bonuses are reviewed each year in light of both the Company's performance and updated information on market comparables.

As soon as practicable at the end of each fiscal year, the bonus pool with respect to such year will be determined at the discretion of the Chief Executive Officer, subject to the approval of the Compensation Committee. In general, if the Company's financial performance is deemed satisfactory, the bonus pool will equal the budgeted bonus accrual. The bonus pool may be larger or smaller, depending upon the Company's actual results. The allocation of the bonus pool among eligible participants will be determined by the Chief Executive Officer, with approval of the Compensation Committee. Such awards will be based upon individual performance (subject to the predetermined guarantees and caps). A specified portion of a participant's bonus, up to 30%, is payable in the form of restricted share units ("RSUs") under the 2004 Plan. Payment of the cash portion of each participant's bonus will generally be distributed as soon as practicable following allocation of the bonus pool each year. Generally, participants must be employed with the Company on the date of distribution of the bonus pool in order to be eligible to receive an award.

Severance Plan

The Company has adopted a severance plan for certain designated key employees (other than the Chief Executive Officer), which provides for severance benefits based upon length of service for terminations of employment occurring outside the context of a change in control of the Company, and an enhanced level of severance for terminations of employment occurring in connection with a change in control of the Company. Generally, severance payable outside the context of a change in control will equal one month of base pay, bonus (based on the average of the cash bonuses paid in the previous three years), and reimbursement of Consolidated Omnibus Budget Reconciliation Act ("COBRA") premiums for each full year of completed service, with a minimum severance of two months and a maximum severance of 12 months, as well as a pro rata annual bonus. Severance payable for terminations occurring during an 18-month period following a change in control will include base pay, bonus (based on the highest cash bonus paid in the previous three years), and reimbursement of COBRA premiums for a specified severance period (generally 18 months), as well as accelerated vesting of outstanding share-based awards (on a prorated basis for performance-based share awards) and a pro rata annual bonus for the current year prior to termination. If any payments under the plan or otherwise are subject to the "golden parachute" excise tax, the Company will pay participants an amount sufficient to negate the impact of this tax, unless the tax can be eliminated by a 10% or less reduction of the amounts payable. Any severance payable pursuant to this plan will be offset by severance payable under any applicable employment agreement. Employees are required to sign a non-compete agreement as a condition to participation in this plan. The Board may amend or terminate this plan, or remove or add designated participants, on 12 months' notice to any participants affected by the change provided that no changes adverse to participants could be made during the 18 month period following a change in control. For purposes of the plan, a change in control is defined as (i) an acquisition by any person or group of a beneficial interest of at least 30% (50% if such person owned common shares immediately prior to the Company's initial public offering) of the voting power with respect to the election of directors, (ii) a change in the composition of a majority of the Board not approved by incumbents or (iii) any reorganization, merger or sale of assets or similar transaction where shareholders immediately prior to such transaction cease to own at least 50% of voting stock of the resulting corporation.

Employment Agreements

Thomas W. Jasper.    Mr. Jasper's employment agreement provides for the following: a base salary of $500,000; an annual bonus opportunity targeted at 150% of base salary, with the actual bonus based primarily upon achievement of performance goals established annually by the Compensation Committee; and termination benefits consisting of a payment equal to five times Mr. Jasper's annual base salary then in effect, a prorated annual bonus, continued health benefits for two years and full or partial accelerated or continuing vesting of his unvested incentive equity awards, payable upon a termination of employment by the Company other than for "cause" or by Mr. Jasper for "good reason." It also provides for a payment sufficient to negate the impact of any "golden parachute" excise tax, unless that tax can be eliminated by a 10% or less reduction of the payments to which Mr. Jasper is otherwise entitled. For example, if Mr. Jasper's employment were terminated without cause at a time when his rate of base salary was $500,000, he would be entitled to a cash severance payment of $2.5 million, plus a prorated bonus that would depend upon the point in time during the year that the termination occurred and the Company's actual performance during such year. He would also be entitled to the benefits and equity vesting described above. The Company can terminate Mr. Jasper's employment without any termination obligation on any anniversary of the Company's initial public offering, starting with the third anniversary, by providing him at least six months notice. However, where such notice is provided after a "change in control" (which is defined in the same way as in the Severance Plan described above) and the termination is to be effective on any anniversary of the Company's initial public offering occurring within 18 months after such change in control, the contractual termination benefits described above will be payable. The employment agreement also contains a prohibition on Mr. Jasper's competing with the Company for the one-year period following termination of his employment if he is entitled to his contractual termination benefits, or if the Company elects to pay him 2.5 times his annual base salary and continue to vest certain of his equity awards for one year. If the Company terminates Mr. Jasper's employment other than for cause on the third or any subsequent anniversary of the Company's initial public offering, his equity awards will continue to vest on their original vesting schedule as long as Mr. Jasper does not engage in any competitive activities during the vesting period.

In addition, Mr. Jasper was granted equity incentive awards in connection with the Company's initial public offering for a total of 157,500 common shares, one-half of which is in the form of an option to purchase common shares that will vest over four years of service, and one-half of which is in the form of performance common shares. All of the performance common shares will be paid if a targeted level of performance is achieved for the period commencing January 1, 2004 and ending

December 31, 2006, between 50% and 100% of the performance common shares will be paid if actual performance for a period is at least equal to a threshold level of performance but less than target, and up to 150% of the performance common shares will be paid if actual performance exceeds target. No performance common shares will be paid if actual performance is not at least equal to the threshold level of performance. During the Company's developmental stage, Mr. Jasper received fully vested grants of 437,500 common shares; he also has received share option awards and RSU awards pursuant to the Incentive Plan and Bonus Plan. Upon a change in control, if these or other equity awards are not continued, assumed or substituted in the transaction, they will vest in full immediately prior to the change in control.

Richard Claiden.    The Company is a party to an employment agreement with Mr. Claiden, pursuant to which he is entitled to receive an annual base salary of $250,000 and a discretionary annual merit bonus payable in cash and RSUs. As of February 1, 2005, Mr. Claiden's salary was increased to $300,000. Upon joining us, he received an award of 50,000 RSUs that vest in three equal installments. In the event of Mr. Claiden's termination of employment, any restricted shares that have not yet vested will be forfeited, unless his termination is by reason of his death or disability, in which case all unvested restricted shares will vest.

Zachary Snow.    The Company is party to an employment agreement with Mr. Snow, pursuant to which he is paid annually a base salary that is currently $350,000. Mr. Snow received awards under the Incentive Plan and Bonus Plan. In connection with the commencement of his employment, Mr. Snow received 75,000 restricted common shares on June 7, 2002. One-third of these shares vest on each of the first three anniversaries of his hire date. One-half of any shares not yet vested did vest upon completion of the Company's initial public offering. His employment agreement expires on May 6, 2005. In the event that Mr. Snow's employment is terminated prior to expiration of his employment agreement (a) by the Company other than for "cause" (as defined in his agreement with the Company) or (b) by Mr. Snow for "good reason" (as defined in his agreement with the Company), Mr. Snow will be entitled to receive severance payments and benefits consisting of: (i) continued base salary at a rate of 200% of his base salary and continued health coverage, in each case for a period equal to the lesser of (x) 12 months or (y) the remaining term of his agreement (i.e., from the date of termination until May 6, 2005) and (ii) a prorated portion of his annual bonus and share award, paid when bonuses are normally paid. If Mr. Snow terminates his employment for good reason, he will also be entitled to immediate vesting of all outstanding share and option awards. In the event his employment is terminated as a result of his disability or upon the expiration of the term of the agreement, Mr. Snow is only entitled to receive a prorated portion of his annual bonus. If his employment is terminated by the Company for cause or by him not for good reason, Mr. Snow cannot compete with the Company for 12 months. Upon any other termination of his employment, Mr. Snow's non-competition period will correspond to the period during which he is receiving any severance payments or benefits described in clause (i) above. The Company may extend the non-competition period for up to 12 months if the Company provides notice and continues the payment of severance during this period.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other entity, nor has any interlocking relationship existed in the past.

Compensation Committee Report

The Compensation Committee seeks to ensure that executive compensation helps the Company to attract, retain and motivate key personnel. Compensation levels are intended to be competitive and to provide the opportunity to achieve above-market compensation in the event of superior performance. Performance is assessed with respect to the Company as a whole and each individual, in both cases in relation to goals set at the beginning of each assessment period. The Compensation Committee has retained the services of an independent consultant to assist in the design of the Company's compensation program as a public company.

Compensation arrangements include both annual compensation and long-term incentive awards. Annual compensation includes a salary and a discretionary bonus. Bonuses for executive officers and certain other key employees are paid 70% in cash and 30% in restricted shares, which vest ratably over three years. Bonus awards reflect Company and individual performance for the prior year. Long-term incentive awards include grants of options, which vest ratably over four years, and performance shares, which vest at the end of a three-year performance period only if specified performance goals are met. At the time of the Company's initial public offering, awards were made of both options and performance shares (for the performance period 2004-2006). In February 2005, an additional award of performance shares was made for the performance period 2005-2007.

2004 Compensation Review

In assessing the Company's performance for 2004, the Compensation Committee considered five factors, weighted equally: economic results, return on economic equity, growth in economic results, growth in adjusted book value and qualitative considerations. The Compensation Committee determined that performance with respect to only two of the five factors had exceeded target levels, and accordingly decided to create a total bonus pool that was somewhat lower than the amount accrued under the 2004 budget. The Compensation Committee then reviewed the individual performance of the executive officers and other key employees and determined the amount of the bonus for each executive officer. The Chief Executive Officer determined the bonus amounts for other key employees after review by the Compensation Committee.

The Compensation Committee also determines the total amount of long-term incentive awards, and the specific awards made to executive officers and other key employees. Awards are designed to retain and motivate executive officers and other key employees and to create a further alignment of interests between employees and shareholders. To further reinforce that alignment, the Compensation Committee recommended to the Board, and the Board adopted, share ownership guidelines, which call on executive officers and key employees to retain one-half of the after-tax equity positions they obtain through subsequent equity awards (including long-term incentive awards and the share portion of annual bonuses), for a period of two years after vesting.

In assessing the Company's performance for 2005, the Compensation Committee will consider three factors: return on economic equity (40%), economic results (30%) and qualitative considerations (30%).

Compensation of the Chief Executive Officer

The Compensation Committee recommends the terms of Mr. Jasper's compensation to the Board. The Board grants periodic salary increases, if warranted, after a review of Mr. Jasper's performance and an assessment of the competitiveness of Mr. Jasper's current base salary. The grant of an annual discretionary bonus and long-term incentive award recognizes Mr. Jasper's contributions to the Company's overall results. The Compensation Committee reviewed the Company's performance during 2004, including the factors noted above, and Mr. Jasper's contribution to those results. In determining Mr. Jasper's compensation for 2004, the Compensation Committee noted that under Mr. Jasper's leadership, the Company achieved a 37% growth in annual economic results and continued to establish itself as a significant participant in the credit swap market with an increase in its credit swap portfolio of 68% in 2004 and that the Company was successful in increasing its capital resources by approximately $185 million through the issuance of long-term debt and by raising equity capital through its initial public offering.

Deductibility Cap on Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to certain "covered employees" of a publicly held corporation unless the payments are made under qualifying performance-based plans. While the Compensation Committee generally seeks to maximize the deductibility of compensation paid to executive officers, it will maintain flexibility to take other actions that may be based on considerations other than tax deductibility.

Compensation Committee Frank P. Filipps, Chairman Michael P. Esposito, Jr. James K. Hunt

Certain Relationships and Related Transactions

On October 5, 2004, the Company completed its initial public offering. Certain of the Company's shareholders, each of which owns more than 10% of the Company's common shares, sold shares in the offering. The following table sets forth each such shareholder, the number of shares sold in the offering and the aggregate sale price for the common shares:

Name of Shareholder	Aggregate Sale Price	Common Shares Sold
XL Capital Ltd	$ 7,198,220.93	573,335
Transamerica Life Insurance Company	$ 2,622,990.60	208,920
CalPERS/PCG Corporate Partners, LLC	$ 2,622,990.60	208,920
Radian Group Inc.	$ 2,229,215.58	177,556

Pursuant to the Registration Rights Agreement to which the Company and these shareholders are parties, the Company paid all of the expenses of its initial public offering and the registration of these shareholders' shares, totaling approximately $4.1 million.

Upon the exercise by Radian Group Inc. of its common share warrants on May 15, 2004, the Company issued 1,061,059 common shares to Radian Group Inc. and received $5.5 million in payment of the exercise price for those warrants.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a graph comparing the cumulative total shareholder return through December 31, 2004 on the Company's common shares against the cumulative total return of the S&P Small Cap 600 and Russell 1000 Financial Sector, assuming an investment of $100 on September 30, 2004.

PROPOSAL TWO – APPOINTMENT OF INDEPENDENT AUDITORS

Under Bermuda law, the Company's shareholders have the authority to appoint the independent auditors of the Company and to authorize the Audit Committee to fix the auditors' remuneration. At the Annual General Meeting, the shareholders will be asked to appoint Ernst & Young LLP as the Company's independent auditors for the fiscal year ended December 31, 2005, and to authorize the Audit Committee to fix their remuneration. Ernst & Young LLP has been the Company's independent auditors since 2002 and, by virtue of their familiarity with the Company's affairs and their qualifications, are considered qualified to perform this important function.

Audit Committee Report

The Audit Committee assists the Company's Board of Directors in overseeing the integrity of the Company's financial statements, including its system of internal controls, and the quality of its internal and external audit process. The Audit Committee comprises three independent directors and operates under a written charter, which is attached as Appendix A. In discharge of its responsibilities, the Committee held three meetings in 2004. These were in-person meetings that included separate executive sessions of the Committee with the independent auditors, the internal auditor (after his appointment) and management.

The Audit Committee has reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2004. Ernst & Young LLP, the Company's independent auditor for 2004, is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with Ernst &Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and the Audit Committee has received from Ernst &Young LLP written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended. The Audit Committee has also discussed with Ernst & Young LLP the firm's independence from management and the Company. In considering the independence of Ernst & Young LLP, the Audit Committee took into account the amount and nature of the fees paid to Ernst & Young LLP for non-audit services.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Committee has also selected Ernst & Young LLP, as the Company's independent auditors for 2005 and is presenting the matter to the shareholders of the Company for ratification.

Audit Committee
  John A. Ward, III, Chairman
  Duncan E. Goldie-Morrison
  Thomas J. Hartlage

Fees of the Independent auditors

The following table shows the total fees (in thousands) paid or accrued by the Company for audit and other services provided by Ernst & Young LLP for the fiscal years 2004 and 2003.

	2004	2003
Audit fees	$1,635	$345
Audit-related fees	$307	$307
Tax fees	—	$150
Other fees	—	$90
Total	$1,942	$892

Audit Fees

"Audit fees" paid to Ernst & Young LLP were compensation for professional services they rendered for the audits of the consolidated financial statements of the Company, and for quarterly review of the financial statements included in the Company's Quarterly Report on Form 10-Q. For 2004, audit fees also included fees associated with Ernst & Young LLP's work on the Company's initial public offering and related filings with the SEC and the issuance of long-term debt.

Audit-Related Fees

"Audit-related fees" incurred related to the completion of the agreed-upon procedures for our principal operating subsidiary, Primus Financial Products, LLC, as required by both the Standard & Poor's and Moody's Investor Services operating guidelines.

Tax Services Fees

"Tax fees" incurred were for assistance with tax compliance, tax planning and tax advice.

All Other Fees

"Other fees" related to the completion of agreed-upon procedures for the Company's rating agency capital model.

The Audit Committee has adopted policies and procedures which require that the Audit Committee pre-approve all non-audit services that may be provided to the Company by its independent auditor. The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining the independence of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual General Meeting and to be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.

The Audit Committee and the Board of Directors recommend that the shareholders vote FOR the appointment of Ernst & Young LLP and the authorization of the Audit Committee to set their remuneration.

OTHER MATTERS

Registered and Principal Executive Offices

The registered office of the Company is at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda and the telephone number there is 441-296-0519. The offices of the Company's principal operating subsidiaries, Primus Financial Products, LLC and Primus Asset Management, Inc., are located at 360 Madison Avenue, 23rd Floor, New York, New York 10017 and their telephone number is 212-697-2227.

Shareholder Proposals for the 2006 Annual General Meeting

In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the Proxy Statement for next year's Annual General Meeting of Shareholders must be received by the Company no later than 5:00 p.m. on November 25, 2005. Such proposals should be sent to the Company's Secretary at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, Attention: Secretary. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and the Company's Bye-laws, and must be a proper subject for shareholder action under Bermuda law.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with United States federal proxy rules, Bermuda law and other legal requirements, without seeking to have the proposal included in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act. Bermuda law provides that only Company shareholders holding at least 5% of the total voting rights or 100 or more registered Company shareholders together may require a proposal to be submitted to an annual general meeting. Generally, notice of such a proposal must be deposited at the registered office of the Company not less than six weeks before the date of the meeting, unless the meeting is subsequently called for a date six weeks or less after the notice has been deposited. Under Rule 14a-4 of the SEC under the Exchange Act, proxies may be voted on matters properly brought before the meeting under these procedures in the discretion of the Chairman without additional proxy statement disclosure about the matter unless the Company is notified about the matter at least 45 days before the first anniversary of the date on which this proxy statement is first mailed to shareholders and the proponents otherwise satisfy the requirements of Rule 14a-4. The deadline under Rule 14a-4 for next year's meeting is February 12, 2006.

United States Securities and Exchange Commission Reports

Copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC, are available to shareholders free of charge on the Company's website at www.primusguaranty.com under the heading "Investor Relations-SEC Filings" or by writing to Primus Guaranty, Ltd. at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda. Alternatively, a shareholder may write to John Harvey, Governance Guidelines Compliance Officer, c/o Primus Asset Management, Inc., 360 Madison Avenue, 23rd Floor, New York, New York 10017 or via e-mail at jharvey@primusguaranty.com.

General

The enclosed proxy is solicited on behalf of the Company's Board of Directors. Unless otherwise directed, proxies held by the Chief Executive Officer or Chief Financial Officer will be voted at the Annual General Meeting or any adjournment or postponement thereof FOR the election of all nominees to the Board named on the proxy card and FOR the appointment of the independent auditors and authorizing the Audit Committee of the Board to set their remuneration. If any matter other than those described in this Proxy Statement properly comes before the Annual General Meeting, or with respect to any adjournment or postponement thereof, the proxies will vote the common shares represented by such proxies in accordance with their discretion.

Please vote all of your shares. Beneficial shareholders sharing an address who are receiving multiple copies of the proxy materials, Annual Report and Form 10-K should contact their broker, bank or other nominee to request that in the future only a single copy of each document be mailed to all shareholders at the shared address. In addition, if you are the beneficial owner, but not the record holder, of common shares, your broker, bank or other nominee may deliver only one copy of the Proxy Statement, Annual Report and Form 10-K to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement, Annual Report and Form 10-K to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders who wish to receive a separate copy of the Proxy Statement, Annual Report and Form 10-K, now or in the future, should submit their request to the Company by telephone at (441) 296-0519 or by submitting a written request to Primus Guaranty, Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

Appendix A

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF PRIMUS GUARANTY, LTD.

I.	Purpose

The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Primus Guaranty, Ltd. (the "Company") is appointed by, and generally acts on behalf of, the Board. The Committee's purposes shall be:

A.	To assist the Board in its oversight of (1) the integrity of the Company's financial statements, including internal control over financial reporting; (2) the Company's compliance with legal and regulatory requirements; and (3) the performance of the Company's internal audit function;

B.	To interact directly with and evaluate the performance of the independent auditors, including to determine whether to engage or dismiss the independent auditors, subject to any required shareholder approval, and to monitor the independent auditors' qualifications and independence; and

C.	To prepare the report required by the rules of the Securities and Exchange Commission (the "SEC") to be included in the Company's proxy statement.

Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. The members of the Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to conduct audits, to independently verify management's representations, or to determine that the Company's financial statements are complete and accurate, are prepared in accordance with generally accepted accounting principles ("GAAP"), or fairly present the financial condition, results of operations, and cash flows of the Company in accordance with GAAP. These are the responsibilities of management and the independent auditors. The Committee's considerations and discussions with management and the independent auditors do not ensure that the Company's financial statements are presented in accordance with GAAP, that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, or that the Company's independent auditors are in fact "independent."

II.	Membership

A.	The Committee shall be composed of at least three directors, each of who must be independent. A director shall qualify as independent if the Board has affirmatively determined that the member has met the basic independence criteria set forth in the Company's Corporate Governance Guidelines. In addition, members of the Committee must also satisfy the following additional requirements in order to be independent:

1.	No Committee member or immediate family member of such Committee member may be an affiliated person of the Company or any of its subsidiaries, as that term is defined by the SEC; and

2.	No Committee member shall accept, directly or indirectly, any consulting, advisory, or other compensatory fees from the Company or any of its subsidiaries, except for fees for services as a director and member of the Audit Committee and any other Board committee.

B.	All members of the Committee must be financially literate. At least one member shall have accounting or related financial management expertise. To the extent possible, at least one member of the Committee shall be a "audit committee financial expert" as that term is defined by the SEC.

C.	The members of the Committee shall be nominated by the Nominating and Corporate Governance Committee and appointed by a majority of the Board for one-year terms. The Nominating and Corporate Governance Committee shall recommend, and the Board shall designate, one member of the Committee to serve as Chairperson. The members of the Committee shall serve until their resignation, retirement, or removal by the Board and until their successors shall be appointed. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office.

D.	Generally, no member of the Committee may serve simultaneously on the audit committees of more than three public companies without a specific Board determination that such simultaneous service will not impair the ability of such Committee member to serve on the Committee.

III.	Meetings and Procedures

A.	The Committee shall meet as often as it may deem necessary and appropriate in its judgment, but in no event less than four times per year. A majority of the members of the Committee shall constitute a quorum.

B.	The Committee shall meet with the independent auditors, the senior personnel performing the Company's internal audit function, and management in separate meetings, as often as it deems necessary and appropriate in its judgment.

C.	The Chairperson of the Committee or a majority of the members of the Committee may call a special meeting of the Committee.

D.	The Committee may request that any directors, officers, or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests.

E.	The Committee shall fix its own rules of procedure, which shall be consistent with the Bye-laws of the Company and this Charter.

F.	The Committee shall report to the Board on the matters discussed at each meeting of the Committee, including describing all actions taken by the Committee at the meeting.

G.	The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

H.	The Committee may delegate authority to one or more members of the Committee where appropriate, but no such delegation shall be permitted if the authority is required by law, regulation, or listing standard to be exercised by the Committee as a whole.

I.	The Committee shall have the authority to obtain advice and assistance from internal and external legal, accounting, and other advisors, and the Company shall provide appropriate funding for the Committee to retain any such advisors without requiring the Committee to seek Board approval.

IV.	Duties and Responsibilities

A.	Financial Reporting Process

1.	The Committee shall review and discuss with management and the independent auditors the annual audited financial statements to be included in the Company's annual report on Form 10-K, the quarterly financial statements to be included in the Company's quarterly reports on Form 10-Q, the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and any other financial disclosures to be included in SEC filings prior to their release. The Committee shall review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of internal controls and any special audit steps adopted in light of material control deficiencies; analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analysis of the effects of alternative GAAP methods on the financial statements; the effect of regulatory and accounting initiatives, as well as off-balance sheet arrangements, on the financial statements; the use of pro forma or non-GAAP financial information; and any correspondence with regulators or published reports that raise material issues with respect to, or that could have a significant effect on, the Company's financial statements.

2.	The Committee shall recommend to the Board whether the audited financial statements should be included in the Company's annual report on Form 10-K.

3.	The Committee shall receive advance copies of earnings press releases prior to their release. The Committee shall review the type of financial information and earnings guidance and the type of presentation to be provided to analysts and rating agencies.

4.	The Committee shall prepare the Committee report required by the rules of the SEC to be included in the Company's annual proxy statement.

B.	Risks and Control Environment

1.	The Committee shall discuss periodically with management the Company's policies and guidelines regarding risk assessment and risk management, as well as the Company's major financial risk exposures and the steps that management has taken to monitor and control such exposures. In addition, the Committee shall obtain periodically from the personnel performing the Company's internal audit function their assessments of the Company's risk management process and system of internal control.

2.	The Committee shall review periodically the Company's Code of Business Conduct and Ethics, and shall have the sole authority to grant waivers of the Company's Code of Business Conduct and Ethics to the Company's directors and executive officers.

3.	The Committee shall meet periodically with the senior personnel performing the internal audit function (once that function has been staffed), the general counsel's office, and the independent auditors to review the Company's policies and procedures regarding disclosures that may impact the financial statements and compliance with applicable laws and regulations and the Company's Code of Business Conduct and Ethics.

4.	The Committee shall oversee the Company's disclosure controls and procedures, including internal control over financial reporting, and, where applicable, shall oversee changes in internal control over financial reporting intended to address any significant deficiencies or material weaknesses in the design or operation of internal control and any fraud involving management or other employees that is reported to the Committee. In addition, the Committee shall review and discuss the annual report of management on the effectiveness of the Company's internal control over financial reporting and the independent auditors' report on, and attestation of, such management report, to the extent those reports are required by SEC rules.

C.	Independent Auditors

1.	The Committee shall have the sole authority to retain, set compensation and retention terms for, terminate, oversee, and evaluate the activities of the Company's independent auditors, subject to any required shareholder approval. The independent auditors shall report directly to the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors.

2.	The Committee shall review and approve in advance the retention of the independent auditors for the performance of all audit and non-audit services that are not prohibited and the fees for such services, subject to any required shareholder approval. Pre-approval of audit and non-audit services that are not prohibited may be pursuant to appropriate policies and procedures established by the Committee for the pre-approval of such services, including through delegation of authority to a member of the Committee, subject to any required shareholder approval. Any service that is approved pursuant to a delegation of authority to a member of the Committee must be reported to the full Committee at its next scheduled meeting.

3.	Prior to initiation of the audit, the Committee shall meet with the independent auditors to discuss the planning and staffing of the audit, including the impact of applicable rotation requirements and other independence rules on the staffing.

4.	The Committee shall, at least annually, obtain and review a report by the independent auditors describing: (i) the independent auditors' internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities or a private sector regulatory board, within the preceding five years, respecting one or more independent audits performed by the auditing firm, and any steps taken to deal with any such issues; and (iii) in order to assess the firm's independence, all relationships between the auditing firm and the Company, consistent with Independent Standards Board No. 1.

5.	The Committee shall review periodically any reports prepared by the independent auditors and provided to the Committee relating to, among other things, the Company's critical accounting policies and practices; alternative treatments within generally accepted accounting principles for policies and practices relating to material items that have been discussed with management, including the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors; and any other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

6.	The Committee shall discuss with the independent auditors any audit problems or difficulties, including any restrictions on the scope of the independent auditors' activities or on access to requested information, management's response to same, and any other matters required to be brought to its attention under auditing standards (e.g., SAS 61), and shall resolve any disagreements between the independent auditors and management.

7.	After reviewing the reports from the independent auditors and the independent auditors' work throughout the audit period, the Committee will conduct an annual evaluation of the independent auditors' performance and their independence, including considering whether the independent auditors' quality controls are adequate. This evaluation also shall include the review and evaluation of the audit engagement team, including the lead audit partner. In making its evaluation, the Committee shall take into account the opinions of management and the senior personnel performing the Company's internal audit function. The Committee shall present its conclusions with respect to the evaluation of the independent auditors to the Board.

8.	The Committee shall set clear policies for the hiring by the Company of employees or former employees of the independent auditors. Specifically, the Company shall not hire as its Chief Executive Officer, Chief Financial Officer, Controller, Chief Accounting Officer, or any person serving in an equivalent position, any partner, employee, or former employee of the Company's independent auditors who participated in any capacity in an audit of the Company during the one-year period preceding the date of initiation of the then-current audit.

D.	Internal Audit Function

1.	The Committee shall oversee the activities, organizational structure, and qualifications of the persons performing the internal audit function.

2.	The Committee shall review and approve the appointment and replacement of the senior personnel performing the internal audit function.

3.	The Committee shall review and approve the annual internal audit plan of, and any special projects undertaken by, the personnel performing the internal audit function.

4.	The Committee shall discuss with the personnel performing the internal audit function any changes to, and the implementation of, the internal audit plan and any special projects, and discuss the results of the internal audits and special projects.

5.	The Committee shall review any significant reports to management prepared by the internal audit department and management's responses.

E.	Evaluations and Reports

1.	The Committee shall annually review and assess the performance of the Committee and each Committee member and deliver a report to the Board setting forth the results of its evaluation. In conducting this review and assessment, the Committee shall address matters that it considers relevant to its performance, including, at a minimum, the adequacy, appropriateness, and quality of the information and recommendations that the Committee presented to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

2.	The Committee shall make regular reports to the Board on its activities, including reviewing any issues that arise respecting the quality and integrity of the Company's public reporting, the Company's compliance with legal and regulatory requirements, the performance and independence of the Company's independent auditors, the performance of the Company's internal audit function, and the effectiveness of the Company's disclosure controls and procedures.

F.	Other Matters

1.	The Committee shall establish procedures for the approval of all related-party transactions involving executive officers and directors.

2.	The Committee shall establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

3.	The Committee shall review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

4.	The Committee shall maintain free and open communication with the Board, management, the internal auditors, and the independent auditors.

5.	The Committee shall perform any other activities consistent with this Charter, the Company's Bye-laws, and governing law, as the Committee or the Board may deem necessary or appropriate.

PRIMUS GUARANTY, LTD.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proxy card for use at the 2005 Annual General Meeting of Shareholders or any adjournment or postponement thereof (the "Meeting") of Primus Guaranty, Ltd., a company organized under the laws of Bermuda (the "Company"), to be held on May 5, 2005 at 11:00 a.m, local time, at XL House, One Bermudiana Road, Hamilton, Bermuda.

The person signing on the reverse of this card, being a holder of common shares of the Company, hereby appoints as his/her proxy at the Meeting, Thomas W. Jasper and Richard Claiden, or either of them, with full power of substitution, and directs such proxy to vote (or abstain from voting) at the Meeting all of his or her common shares as indicated on the reverse of this card or, to the extent that no such indication is given, to vote as set forth herein, and authorizes such proxy to vote in his discretion on such other business as may properly come before the Meeting.

Please indicate on the reverse of this card how the common shares represented by this proxy are to be voted. If this card is returned duly signed but without any indication as to how the common shares are to be voted in respect of any of the resolutions described on the reverse, the shareholder will be deemed to have directed the proxy to vote FOR the election of all nominees to the Board of Directors and FOR Proposal Two, as described below.

PLEASE MARK YOUR VOTES IN THE CORRESPONDING BOXES ON THE REVERSE SIDE

1.	Election of three Class III directors to hold office for three years and until their successors are elected and qualified;

2.	Appointment of Ernst & Young LLP as the Company's independent auditors and authorization for the Audit Committee of the Board of Directors to set the auditors' remuneration.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

In order to be effective, completed proxy cards should be received at the address set forth on the enclosed self-addressed envelope or at one of the addresses and by the time (being local time) specified below:

In Bermuda: Primus Guaranty, Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda by 5:00 p.m. on May 4, 2005.

In the United States: Primus Guaranty, Ltd., c/o Mellon Investor Services LLC, 85 Challenger Road, 2nd Floor, Ridgefield Park, NJ 07660 by 8:00 a.m. on May 5, 2005.

PLEASE INDICATE WITH AN "X" IN THE APPROPRIATE SPACE HOW YOU WISH YOUR SHARES TO BE VOTED. IF NO INDICATION IS GIVEN, PROXIES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS AND FOR PROPOSAL TWO, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

Please Mark Here for Address Change or Comments	SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS AND FOR PROPOSAL TWO.

1. Election of the Class III directors listed below to hold office for three years and until their successors are elected and qualified	FOR ALL	WITHHOLD AUTHORITY	FOR ALL EXCEPT*

– Robert R. Lusardi

– John A. Ward, III

– Paul S. Giordano

To vote for all nominees, mark the "For All" box. To withhold voting for all nominees, mark the "Withhold Authority" box. To withhold voting for a particular nominee, mark the "For All Except" box and enter the name of each exception in the space provided below.

*Exceptions:        ______________________________________________

2. Appointment of Ernst & Young LLP as the Company's independent auditors and authorization for the Audit Committee of the Board of Directors to set the auditors' remuneration	FOR ALL	AGAINST	ABSTAIN

Note:

1.	In the case of a corporation, this proxy must be under its common seal or signed by a duly authorized officer or director whose designation must be stated.

2.	In the case of joint holders, any holder may sign, but the vote of the senior holder who tenders a vote whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the Register of Shareholders.

3.	Please sign as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature __________________________ Title ________________________   Date ____________, 2005